UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2005

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-21643	43-1570294
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3172 Porter Drive, Palo Alto, California		94304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 384-8500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

On April 18, 2005, we publicly disseminated a press release announcing that Ranexa™ (ranolazine) met the primary endpoint of reducing weekly angina frequency compared to placebo (p=0.028) in the Evaluation of Ranolazine In Chronic Angina (ERICA) study. ERICA was conducted under the U.S. Food and Drug Administration’s (FDA) special protocol assessment (SPA) process, following an approvable letter issued in October 2003.

ERICA was a multi-national, double-blind, randomized, placebo-controlled, parallel group study to evaluate the effectiveness of Ranexa (1000 mg twice daily) in 565 patients with chronic angina who had more than three angina attacks per week despite daily treatment with the maximum labeled dose of amlodipine (10 mg daily), a calcium channel blocker approved for the treatment of chronic angina. Eligible patients were randomized to receive Ranexa 1000 mg or placebo twice daily, in addition to a daily dose of 10 mg of amlodipine, during a six week assessment period. Long acting nitrates were allowed as background therapy at the start of the study, and were used by nearly half of patients. The baseline average weekly angina attacks was over five angina attacks. The dropout rate for the study was approximately two percent. Study subjects were almost all from countries in Eastern Europe.

The primary efficacy endpoint of ERICA of reducing weekly angina frequency compared to placebo achieved statistical significance (p value = 0.028), with a mean weekly reduction of 0.4 angina attacks. In addition, in a secondary endpoint in the study, Ranexa statistically significantly reduced average weekly nitroglycerin consumption (p value = 0.014), with a mean weekly reduction of 0.6 pills compared to placebo. In another secondary endpoint in the study, Ranexa statistically significantly (p value < 0.05) reduced angina frequency as measured by the Seattle Angina Questionnaire relating to quality of life. Other secondary endpoints in the study related to additional measurements using the Seattle Angina Questionnaire did not achieve statistical significance. The treatment effects of Ranexa were not different across gender (approximately 27% of the study subjects were women) and were independent of long-acting nitrates.

Ranexa was well tolerated in the study. There were no cases of syncope (fainting) in the study and no cases of torsades de pointes, a serious cardiac rhythm disturbance. There were two deaths in the study, one in the placebo arm and one in the treatment arm. The death in the treatment arm was not considered drug-related. The most common adverse events included constipation, peripheral edema (swelling), dizziness, nausea, headache and asthenia (weakness).

Under the SPA agreement, these positive data from ERICA could support the potential approval of Ranexa for the treatment of chronic angina in a restricted patient population. We expect to prepare the final study report, integrate the data from ERICA into the safety and efficacy database of Ranexa trials and submit an amendment to the Ranexa new drug application (NDA) to the FDA by the end of the third quarter of 2005. Once we submit the NDA amendment, a six month FDA review could enable the potential approval and subsequent launch of Ranexa in a restricted patient population in the first half of 2006. While we have not had discussions yet with the FDA, we believe that it is not likely that the approved labeling, if any, for Ranexa would limit usage of the product for the treatment of chronic angina to only in combination with amlodipine.

A copy of the press release dated April 18, 2005 relating to ERICA is attached hereto as Exhibit 99.1.

Forward-Looking Statements. This report may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development, financial performance, regulatory review of our products or product candidates or commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology. These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading “Risk

Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

99.1	Registrant’s Press Release dated April 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2005	CV THERAPEUTICS, INC.

	By:	/s/ TRICIA BORGA SUVARI
Tricia Borga Suvari Vice President and General Counsel

Index to Exhibits

Exhibit Number	Description of Exhibit

99.1	Registrant’s Press Release dated April 18, 2005.